EXHIBIT 10.7

[SEARS HOLDINGS LETTERHEAD]

June 8, 2017

Sean Skelley
President, Home Services

Dear Sean,

As a critical member of the Home Services Business Unit, we are pleased to offer you a special incentive award, subject to the approval of the Compensation Committee (“Compensation Committee”) of SHC’s board of Directors.

The total incentive opportunity is $500,000, payable in three installments as shown in the attached Special Incentive Award Agreement (“Agreement”) with each installment payable within thirty (30) days after the end of the respective incentive period. The detailed terms and conditions, including, but not limited to, the impact that payment would have on your participation under SHC’s Annual Incentive Plan for fiscal years 2017 and 2018, are stated in the enclosed Agreement. If you do not accept and enter into this Agreement prior to June 12, 2017, our offer will be rescinded effective June 12, 2017.

The Agreement also provides a bonus upon completion of the material externalization of the Home Services business and terminates the Executive Severance Agreement dated September 24, 2015.

Upon acceptance, please sign this letter and the Agreement, and return both documents to me. IMPORTANT: You will not be entitled to any of the special incentive award if you do not sign, date and return the Agreement prior to June 12, 2017.

If you need additional information or clarification, please contact me directly.
Accepted:

/s/ Sean Skelley             6/8/2017
Sean Skelley                        Date

Business Unit Leader:

/s/ Julie Ainsworth         6/12/17
Julie Ainsworth                        Date
Chief People Officer

Enclosures